Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of SkyTerra Communications, Inc. dated February 21, 2006 of our report dated March 11, 2005 (which report contains an unqualified opinion and includes explanatory paragraphs relating to the allocation of certain income and expenses and the change in accounting for goodwill and other intangible assets) related to the financial statements of Hughes Network Systems as of and for the years ended December 31, 2004, 2003 and 2002, and contained in Registration Statement No. 333-130136 of Hughes Communications, Inc. on Form S-1 under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

February 21, 2006